Exhibit 5.1

August 14, 2015

Spark Energy, Inc.

2105 CityWest Blvd.

Suite 100

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as counsel for Spark Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Shares”), to be issued and sold by the selling stockholders identified therein (the “Selling Stockholders”) from time to time pursuant to Rule 415 under the Securities Act. The Class A Shares to be sold by the Selling Stockholders may be issued upon exchange of an equivalent number of units of Spark HoldCo, LLC (the “Spark HoldCo Units”) together with an equal number of shares of the Company’s Class B common stock (the “Class B Shares”) pursuant to the Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo, LLC (the “Spark HoldCo LLC Agreement”).

In connection with the opinions herein after expressed, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) originals, or copies certified or otherwise identified, of the records and minute books of the Company, as furnished to us by the Company, (iv) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company, (v) the Registration Statement and the prospectus contained therein (the “Prospectus”) and (vi) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions hereinafter expressed, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission; (iii) all Class A Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Class A Shares offered will have been duly authorized and validly executed and delivered by the Company, the Selling

Vinson & Elkins L.L.P. Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

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Stockholders and the other parties thereto; (v) any Class A Shares issuable upon exchange of the Spark HoldCo Units and the Class B Shares will have been issued in accordance with the Spark HoldCo LLC Agreement; (vi) the certificates for the Class A Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Class A Shares, or, if uncertificated, valid book-entry notations will have been made in the register of the Company in accordance with the provisions of the governing documents of the Company; and (vii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that, when (a) the Company has taken all necessary action to approve the issuance of the Class A Shares, the terms of the offering thereof and related matters, and (b) such Class A Shares have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Company, the Selling Stockholders and the other parties thereto upon payment of the consideration therefor as provided for therein, the Class A Shares will be duly authorized and validly issued and will be fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.